Exhibit A

             NON-NEGOTIABLE 12% CONVERTIBLE SECURED PROMISSORY NOTE

                             New York, New York
                             February       , 1997

     FOR VALUE RECEIVED, the undersigned, INFORMATION MANAGEMENT TECHNOLOGIES CORP. ("MAKER") hereby promises to pay to the order of ______________________ ("HOLDER"), the principal sum of _____________________ with interest thereon at 12% (twelve percent) per annum, payable annually in cash or in the cash equivalent of shares of restricted Class "A" Common Stock of MAKER. in This Note is part of a private placement of Notes of like tenor in an aggregate principal amount of not less than $1,000,000 and not more than $1,100,000 (the "Notes"), 500,000 shares of restricted Common Stock in INSCI, Corp. have been pledged by MAKER pursuant to a Pledge Agreement to secure payment of the principal of and interest on the Notes.

     1. Payment of principal is to be made at such address as to which HOLDER shall notify MAKER in writing, prior to maturity, in lawful money of the United States.

     2. If, under any bankruptcy or insolvency law or other law for the reorganization arrangement, composition or similar relief or aid of debtors or creditors: (a) MAKER is adjudicated a bankrupt, or takes or seeks to take or to have taken, or consents to the taking of, any action with respect to MAKER or a substantial part of MAKER's property or affairs, or (b) a Court or other governmental authority of competent jurisdiction (i) approves a petition seeking any such relief or aid with respect to MAKER, (ii) appoints a trustee, receiver, or liquidator of MAKER or of substantially all of MAKER's property or affairs, or (iii) assumes custody or control of substantially all of the property or affairs of MAKER; and, in any such case, such approval or appointment is not vacated, or the custody or control is not terminated, within sixty (60) days or stayed on appeal, then, at the option of the HOLDER, the HOLDER may declare the unpaid balance of the principal and accrued interest, if any, if not then due and payable to be due and payable.

     3. In the event the Class "A" Common Stock of Maker becomes delisted for a period of sixty (60) consecutive trading days from the National Association of Security Dealers Automated Quotation (Small Cap) System (NASDAQ) then, at the option of HOLDER, HOLDER may declare the unpaid balance of the principal and accrued interest, if any, if not then due and payable to be due and payable.

     4. The Notes and the rights of HOLDER and obligations of the MAKER hereunder are subject to the provisions of the Private Placement Term Sheet and Subscription Agreement by and between HOLDER and MAKER dated February 27, 1997 and the Pledge Agreement annexed thereto as Exhibit B.

     5. MAKER shall have the right of prepayment without penalty as long as all interest is paid up to the date of said prepayment.

     6. In the event of any default, which shall remain uncured for a period of ten (10) days, HOLDER thereof shall have the right upon ten (10) days written notice to accelerate payment of all principal and interest and be entitled to receive reasonable attorneys' fees in the event an attorney is required to collect the amount due.

     7. The Notes have been approved and authorized by a unanimous resolution of the Board of Directors of Maker.

     8. Notice shall be deemed to be given to MAKER when actually received by MAKER or, if earlier, on the 5th business day after such notice is sent by registered or certified mail, postage prepaid and addressed to MAKER at:
Information Management Technologies Corporation, 130 Cedar Street, New York, NY 10006.

                                    INFORMATION MANAGEMENT TECHNOLOGIES
                                         CORPORATION


                                    By:
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